March 11, 2020 Dr. Pravin Dugel c/o IVERIC bio, Inc. One Penn Plaza, Suite 3520 New York, NY 10119 Dear Pravin The board of directors (the “Board”) of IVERIC bio, Inc. (the “Company”) has provided for the following severance benefits to be provided to you in the event of your termination of employment with the Company, on the terms and conditions set forth herein. 1. Severance. (a) Subject to Section 1(b), if your employment is terminated (1) at any time by the Company without Cause or by you for Good Reason (as such terms are herein defined) or (2) within one year following a Change in Control Event (as defined in the Company’s 2013 Stock Incentive Plan), by the Company, or its successor, without Cause or by you for Good Reason, the Company or its successor will (i) pay you in a lump sum on the Payment Date (as herein defined) (A) an amount equal to twelve (12) months of your then-current base salary, less standard employment-related withholdings and deductions and (B) an amount equal to a pro-rated portion of your then-current target bonus for the year in which your employment terminates, provided, however, that if your employment is terminated under the circumstances described in (2) of this Section 1(a), the Company or its successor will instead pay you an amount equal to your then- current target bonus for the year in which your employment terminates, in either case, without regard to whether the performance goals with respect to such target bonus have been established or met and less standard employment-related withholdings and deductions, and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimburse you for the monthly premium to continue such coverage for the lesser of the twelve (12) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments to you and you shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h). IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com

(b) Notwithstanding the foregoing, (i) the Company shall not be obligated to pay you the severance payments provided for herein unless you have timely executed (and not revoked) a separation agreement in a form to be provided by the Company. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Date”); provided however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year and (ii) the severance payments provided for herein shall be reduced by any payments to which you may be entitled as a result of any applicable laws regarding plant closings or mass layoffs which require notice prior to termination or pay or benefits following termination, such that the amount of the payments made to you pursuant to such laws (whether such payments are made to you during any notice period prior to termination (regardless of whether the Company requires you to work during such notice period) or any period following termination), will reduce the severance payments otherwise due to you under Section 1(a). (c) For purposes hereof, “Cause” shall mean that: (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude; (iii) you breached your fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company; (iv) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (v) you materially breached any material provision of this letter or any other agreement with the Company; or (vi) you materially breached any material provision of any Company code of conduct or ethics policy. Notwithstanding the foregoing, “Cause” shall not be deemed to have occurred unless: (A) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (i), (v) or (vi) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) the Company terminates your employment within six (6) months from the date that Cause first occurs. (d) For purposes hereof, “Good Reason” shall mean, without your written consent: (i) any change in your position or reporting relationship with the Company that diminishes in any material respect your authority, duties or responsibilities; (ii) any material reduction in your base compensation; (iii) a material change in the primary geographic location at which services are to be performed by you (unless the new location is closer to your primary residence than the prior location); or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason. 2. Equity Acceleration. If your employment with the Company, or its successor, is terminated by the Company or such successor without Cause or by you for Good Reason within the one (1) year period following a Change in Control Event, then the then-unvested portion of any equity awards held by you that vest solely based on the passage of time shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable, as of the date of such termination. 3. Modified Cutback. (a) Notwithstanding any other provision of this letter agreement, the letter agreement evidencing your offer of employment with us, or any other agreements between you and us, except as set forth in Section 3(b) hereof, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide you a portion of any “Contingent Compensation Payments” (as defined below) that you would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(l) of the Code) for you. For purposes of this Section 3(a), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.” (b) Notwithstanding the provisions of Section 3(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 3(b) shall be referred to as a “Section 3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law. (c) For purposes of this Section 3 the following terms shall have the following respective meanings: (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code. IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company. (d) Any payments or other benefits otherwise due to you following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 3(d). Within 30 days after each date on which you first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify you (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 3(b) Override is applicable. Within 30 days after delivery of such notice to you, you shall deliver a response to the Company (the “Executive Response”) stating either (A) that you agree with the Company’s determination pursuant to the preceding sentence or (B) that you disagree with such determination, in which case you shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 3(b) Override is applicable. In the event that you fail to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If you state in the Executive Response that you agree with the Company’s determination, the Company shall make the Potential Payments to you within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If you state in the Executive Response that you disagree with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, you and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to you those Potential Payments as to which there is no dispute between the Company and you regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. (e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com

Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by you for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by you in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)). (f) The provisions of this Section 3 are intended to apply to any and all payments or benefits available to you under this letter agreement or any other agreement or plan of the Company under which you receive Contingent Compensation Payments. 4. Miscellaneous. (a) Code Section 409A. The intent of the parties is that payments and benefits under this letter comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). Accordingly, if any provision of this letter is ambiguous, such that one interpretation would subject a payment or benefit to the excise tax imposed by Code Section 409A and an alternative interpretation would not so subject the payment or benefit, the parties intend the interpretation that would not so subject the payment or benefit to apply. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. In the event at the time of any separation from service you are a “specified employee” within the meaning of Code IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com

Section 409A, any deferred compensation subject to Code Section 409A payable as a result of such termination shall not be paid prior to the earlier of six (6) months after such termination and your death and shall be paid immediately thereafter. (b) Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof. (c) Conflict; Amendment: Counterparts. This letter agreement sets forth the Company’s sole obligation, subject to the terms and conditions set forth herein, to provide severance benefits to you. The severance benefits set forth in this letter agreement are therefore in lieu of, and not in addition to, any severance benefits that may be described in the Offer Letter, or any other agreement or arrangement between you and us, including the Prior Agreement. Except as modified hereby, the terms of the Offer Letter remain in full force and effect. The Prior Agreement is superseded by this agreement and shall be of no further force or effect. This agreement may only be modified in a document signed by both the Company and you. This agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. [Remainder of page intentionally left blank] IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com

If the provisions of this agreement are acceptable to you, please sign and date this agreement below and return the signed and dated agreement to me on or before Thursday, March 19, 2020. Sincerely, IVERIC bio, Inc. By: /s/ Amy R. Sheehan Amy R. Sheehan Senior Vice President & Chief HR Officer ACCEPTED AND AGREED: /s/ Pravin Dugel Pravin Dugel Date: 3/11/2020 IVERIC bio 1 Penn Plaza Suite 3520 New York, NY 10119 • 212-845-8200 • www.ivericbio.com